Exhibit 10.1

LUNA INNOVATION INCORPORATED

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of August 29, 2006 (the “Effective Date”) by and between Luna Innovations Incorporated, a Delaware corporation (the ”Company”), and Dale E. Messick (“Executive”).

1. Duties and Scope of Employment.

(a) Positions and Duties. During the Employment Term (as defined herein), Executive will serve as the Company’s Chief Financial Officer. Executive will render such business and professional services in the performance of his or her duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to him or her by the Company’s Chief Executive Officer (“CEO”).

(b) Reporting. Executive shall report directly to the CEO.

(c) Obligations. During the Employment Term, and excluding periods of vacation and sick leave to which Executive is entitled, Executive shall devote all business time and attention to the affairs of the Company necessary to discharge the responsibilities assigned hereunder, and shall use commercially reasonable efforts to perform faithfully and efficiently such responsibilities. Notwithstanding anything herein to the contrary, Executive may provide services as a volunteer, member, director or officer of charitable, educational or civic organizations or industry trade associations or groups, and may serve as trustee, director or advisor to any family companies or trusts, provided that such service does not materially interfere with the performance of Executive’s duties to the Company as required under this Agreement.

2. Term. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.” Unless Executive’s employment hereunder is terminated earlier pursuant to the terms of this Agreement, the term of this Agreement shall begin on the date hereof and shall continue until the third anniversary of the Effective Date.

3. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated by either party at any time, effective immediately, upon written notice to the other party, with or without cause. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of his or her termination of employment. Executive understands and agrees that neither his or her job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his or her employment with the Company.

4. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Executive as compensation for his or her services a base salary at the annualized rate of not less than $185,000,

as adjusted from time to time as provided herein (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to standard federal, state and local withholding. Executive’s performance will be reviewed at least annually to determine if an increase in compensation is appropriate, which increase shall be in the sole discretion of the Company.

(b) Bonus. As additional compensation for services hereunder, Executive shall be eligible for an annual discretionary cash bonus to be determined by the Company’s Board of Directors (the “Board”) or Compensation Committee thereof and contingent upon the Company’s and/or Executive’s achievement of objectives set by the Company from time to time. Executive shall also be eligible to receive equity bonuses at such times and in such amounts as determined by the Board. All bonuses shall be in the discretion of the Board.

5. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, as such plans and terms may exist from time to time, including, without limitation, group health insurance, 401(k), and equity incentive plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Severance in Connection with a Change In Control. If Executive’s employment relationship with the Company is terminated within twelve months following a Change in Control, Executive may be entitled to payment of severance in accordance with this Section 7.

(a) Termination Without Cause; Termination for Good Reason. In the event (i) Executive terminates his or her employment with the Company for Good Reason (as defined herein) or (ii) Executive is terminated by the Company without Cause (as defined herein), Executive shall be entitled to receive the following severance benefits if Executive executes a general release with language acceptable to the Company on or before the effective date of termination, the standard form of which is attached hereto as Exhibit A (the “Release Agreement”):

(i) Base Salary; Accrued Vacation. Executive shall receive severance pay in an amount equal to twelve (12) months of the Base Salary (at the rate in effect immediately before the date of termination) paid in accordance with the Company’s normal payroll practices and subject to the usual required withholding, plus an amount equal to all accrued and unpaid vacation or paid-time off outstanding on Executive’s termination date. To the extent that all sums due pursuant to this Section 7(a)(i) have not been paid by the 15th day of third month of the calendar year following the calendar year of termination during which the date of termination occurs, the remaining amount due will be paid on that date.

(ii) Acceleration of Vesting. Executive shall immediately receive twelve (12) months of additional vesting of any unvested stock options and a cash payment equal to the value of any unvested 401(k) Company match amount.

(iii) COBRA Benefits. The Company shall pay the group health continuation coverage premiums for Executive and Executive’s covered dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) for a period of not less than twelve (12) months from the date of Executive’s termination of employment to the extent Executive is eligible for and elects such continuation coverage under COBRA. Notwithstanding the above, the Company shall only be responsible for the premiums for the same type of coverage in which Executive participated at the time of his or her termination.

(iv) Notwithstanding any of the foregoing to the contrary, Executive shall not receive the severance pay or health care insurance reimbursement referenced above unless and until the Release Agreement becomes effective and can no longer be revoked under its terms.

8. Severance Not in Connection with a Change In Control. If Executive’s employment relationship with the Company is terminated and Executive is not entitled to payment of severance in accordance with Section 7, the provisions of this Section 8 will apply.

(a) Termination Without Cause; Termination for Good Reason. In the event (i) Executive terminates his or her employment with the Company for Good Reason (as defined herein) or (ii) Executive is terminated by the Company without Cause (as defined herein), Executive shall be entitled to receive the following severance benefits if Executive executes a general release with language acceptable to the Company on or before the effective date of termination, the standard form of which is attached hereto as Exhibit A:

(i) Base Salary; Accrued Vacation. Executive shall receive severance pay in an amount equal to nine (9) months of the Base Salary (at the rate in effect immediately before the date of termination) paid in accordance with the Company’s normal payroll practices and subject to the usual required withholding, plus an amount equal to all accrued and unpaid vacation or paid-time off outstanding on Executive’s termination date. To the extent that all sums due pursuant to this Section 8(a)(i) have not been paid by the 15th day of third month of the calendar year following the calendar year of termination during which the date of termination occurs, the remaining amount due will be paid on that date.

(ii) Acceleration of Vesting. Executive shall immediately receive twelve (12) months of additional vesting of any unvested stock options and a cash payment equal to the value of any unvested 401(k) Company match amount.

(iii) COBRA Benefits. The Company shall pay the group health continuation coverage premiums for Executive and Executive’s covered dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended, for a period of not less than nine (9) months from the date of Executive’s termination of employment to the extent Executive is eligible for and elects such continuation coverage under COBRA. Notwithstanding the above, the Company shall only be responsible for the premiums for the same type of coverage in which Executive participated at the time of his or her termination.

(iv) Notwithstanding any of the foregoing to the contrary, Executive shall not receive the severance pay or health care insurance reimbursement referenced above unless and until the Release Agreement becomes effective and can no longer be revoked under its terms.

(b) Voluntary Termination; Termination for Cause. If Executive’s employment with the Company is terminated voluntarily by Executive without Good Reason or Executive is terminated for Cause by the Company, he or she will not receive severance pay or any other similar compensation.

(c) Dissolution, Liquidation or Insolvency of the Company. Notwithstanding the above, in the event Executive’s employment is terminated by the Company in connection with or as a result of the liquidation, dissolution, insolvency or other winding up of the affairs of the Company without the establishment of a successor entity to the Company, the Company shall have no obligation to provide severance or further financial consideration to Executive except for any reasonable expense reimbursements or base salary that Executive has accrued and earned at the time of such termination.

(d) Death or Disability. Executive’s employment and this Agreement shall automatically terminate, and Executive will receive the severance pay, acceleration of vesting, benefits and other compensation set forth in Section 8(a) above (i) upon Executive’s death or (ii) in the event of any illness, disability or other incapacity as a result of which Executive is rendered unable regularly to perform his or her duties hereunder for a period in excess of ninety (90) consecutive days or more than one hundred eighty (180) days in any consecutive twelve (12) month period, unless otherwise prohibited by any applicable federal, state, or local law or ordinance. The determination regarding whether Executive is unable regularly to perform his or her duties under clause (ii) above shall be made by the Board in good faith. Executive’s inability to be physically present on the Company’s premises shall not constitute a presumption that Executive is unable to perform such duties. If Executive is entitled to long-term disability insurance benefits under a long-term disability insurance plan for which the Company paid the insurance premiums, any amounts due pursuant to this Section 8(d) shall be reduced by the maximum amount of such benefits.

9. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as follows:

(i) an act of embezzlement, theft, or fraud with respect to the Company or any of its affiliates;

(ii) Executive’s conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude (excluding traffic offenses);

(iii) Executive’s (A) repeated gross negligence or willful misconduct in the performance of his or her employment duties and responsibilities to the Company (other than as a result of a disability) or (B) refusal to comply with the directives of the Board, provided that such gross negligence, willful misconduct or refusal to comply with the directives of the Board shall only constitute Cause after Executive has received a written notice from the Company or the Board which specifically sets forth the factual basis for the Company’s belief that Executive’s actions or inactions constitute Cause and Executive has been provided with a reasonable opportunity of not less than thirty (30) days to cure, to the reasonable satisfaction of the Board, any alleged gross negligence, willful misconduct or refusal to comply with the directives of the Board; or

(iv) Executive’s material breach of this Agreement or the Confidentiality Agreement (defined below).

(b) Change in Control. For purposes of this Agreement, “Change in Control” is defined as follows:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(c) Good Reason. For purposes of this Agreement, Executive’s voluntary termination for “Good Reason” shall mean Executive’s voluntary resignation within thirty (30) days after the occurrence of any of the following without the express written consent of Executive:

(i) a reduction in Executive’s annualized Base Salary that is not part of a general reduction of salary or other concessionary arrangement affecting all employees of the Company or affecting all senior executive officers of the Company;

(ii) a requirement by the Company or the Board that Executive be relocated to a Company office more than fifty (50) miles from Roanoke, Virginia; or

(iii) any material breach by the Company of any of its obligations hereunder which have not been cured within (30) days of the Board having received written notice of such breach (which notice shall be in writing and shall specifically describe the Company’s alleged material breach and state that failure to correct such breach will result in Executive’s resignation for Good Reason under this Agreement).

10. Confidential Information/Non-Compete. Executive has entered into and agrees to abide by the form of confidential information, non-competition and invention assignment agreement attached hereto as Exhibit B (the “Confidentiality Agreement”). To the extent the terms of this Agreement are inconsistent with the terms of the Confidentiality Agreement, the terms of this Agreement shall control. The terms and conditions of the Confidentiality Agreement are incorporated herein by reference.

11. Excise Tax Adjustment. Notwithstanding any of the foregoing to the contrary, in the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s severance benefits under this Agreement shall be payable either (A) in full, or (B) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 11.

12. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes and shall assume in writing and be bound by all of the Company’s obligations under this Agreement. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

13. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or

(iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Luna Innovations Incorporated

One Riverside Circle

Roanoke, Virginia 24014

Attn: General Counsel

With copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, PC

11921 Freedom Drive, Suite 600

Reston, Virginia 20190

Attn: Trevor Chaplick, Esq.

If to Executive:

At the last residential address known by the Company.

14. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

15. Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Roanoke County, Virginia, conducted by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable rules of JAMS. Executive and the Company acknowledge that by agreeing to this arbitration procedure, each party waives the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. Nothing in this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute arising under the Confidentiality Agreement by court action instead of arbitration.

16. Entire Agreement. This Agreement and the Confidentiality Agreement collectively represent the entire agreement and understanding between the parties as to the subject matter herein and therein and together supersede all prior or contemporaneous agreements whether written or oral. No waiver, alteration, amendment or modification of any of the provisions of this Agreement or of the Confidentiality Agreement will be binding unless it is in writing and is signed by duly authorized representatives of the parties hereto.

17. Tax Matters.

(a) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

(b) Section 409A Compliance. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date (“Section 409A”). The Company shall take, and Executive shall cooperate with the Company in taking, all steps reasonably necessary to have such benefits not be deferred compensation arrangements under Section 409A, including adopting such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that are reasonably necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, provided that (i) the Company will not be required to take any such steps that impose any material additional costs on the Company and shall not take any such steps that impose any material additional costs on Executive (unless Executive otherwise consents thereto) and (ii) the Company will not be liable for the failure to take any such steps or for the imposition of any tax or penalty pursuant to Section 409A.

18. Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the Commonwealth of Virginia, without regard to its conflict of laws principles.

19. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his or her private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

LUNA INNOVATIONS INCORPORATED

By:	/s/ Kent A. Murphy
Name:	Kent A. Murphy
Title:	President and CEO

EXECUTIVE

By:	/s/ Dale E. Messick
Name:	Dale E. Messick

[Signature Page to Employment Agreement]

Exhibit A

Release Agreement

RELEASE AGREEMENT

I understand that my position with Luna Innovations Incorporated, (the “Company”) terminated effective                     , 20     (the “Separation Date”). The Company has agreed that if I choose to sign this Release Agreement, the Company will extend to me certain benefits (minus the standard withholdings and deductions, if applicable) pursuant to the terms of the Employment Agreement (the “Agreement”) entered into as of August 29, 2006, between myself and the Company, and any agreements incorporated therein by reference. I understand that I am not entitled to such severance benefits unless I sign this Release Agreement. I understand that, regardless of whether I sign this Release Agreement, the Company will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.

In consideration for the severance benefits I am receiving under the Agreement, I hereby release the Company and its officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to the date I sign this Release Agreement. This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of equity or compensation. Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification I may have for any liabilities arising from my actions within the course and scope of my employment with the Company or, if applicable, within the course and scope of my role as a member of the Board of Directors. Notwithstanding anything herein to the contrary, nothing in this Release Agreement shall release any claims that I may have against the Company and its officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, and affiliates solely in connection with my purchase and ownership of shares of capital stock of the Company.

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this release, which includes claims which may be unknown to me at present, I hereby waive the benefit of any provision of Virginia law, and of any other jurisdiction, which is similar to Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

If I am forty (40) years of age or older as of the Separation Date, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Release Agreement; (b) I should consult with an attorney prior to executing this Release Agreement; (c) I have twenty-one (21) days within which to consider this Release Agreement (although I may choose to voluntarily execute this Release Agreement earlier); (d) I have seven (7) days following the execution of this release to revoke the Release Agreement; and (e) this Release Agreement will not be effective until the eighth day after this Release Agreement has been signed both by me and by the Company.

[Signature Page Follows]

ii

IN WITNESS WHEREOF, each of the parties has executed this Release Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

LUNA INNOVATIONS INCORPORATED

By:
Name:
Title:

EXECUTIVE

By:
Name:

[Signature Page to Release Agreement]

Exhibit B

Confidentiality Agreement

CONFIDENTIALITY AGREEMENT

This Agreement is made and entered on August 29, 2006, by and between Luna Innovations Incorporated, its successors, subsidiaries and affiliated companies (the “Company” or “Employer”) and the individual listed on the signature page hereto (the “Executive”) and is effective as of Executive’s first day of employment with the Company. In consideration of the Executive’s employment or continued employment with the Company and other good and valuable consideration, the Executive and the Company agree as follows:

1. Disclosure and Assignment of Inventions and Developments. Executive hereby agrees promptly to disclose to the Company any and all developments and creative works, including inventions, trade secrets, improvements, formulas, techniques, processes and writings whether or not patentable and whether or not reduced to practice, that the Executive either by himself/herself or in conjunction with any other person or persons shall conceive, make, develop, acquire, or acquire knowledge of during the Executive’s employment with the Company, including during off-duty hours, that relate to or result from the actual or demonstrably anticipated business, work or research and development of the Company, or any of its subsidiaries and affiliates, or that result, to any extent, from the use of the Company’s, or any of its subsidiaries’ or affiliates’, premises or property or are suggested by any task assigned to the Executive or any work performed by the Executive for or on behalf of the Company, or any of its subsidiaries or affiliates (collectively, the “Developments”).

Executive acknowledges that all original works of authorship that are made by Executive (solely or jointly with others) within the scope of employment are “works made for hire,” as that term is defined in the United States Copyright Act and all such Developments shall be the sole property of the Company. Executive hereby assigns to the Company the Executive’s entire right and interests in and to all the Developments. Furthermore, Executive agrees to fully disclose, as soon as practicable, in writing, all Developments to the Company. Executive understands and agrees that the decision whether or not to commercialize or market any Developments is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty or other consideration will be due to Executive as a result of the Company’s efforts to commercialize or market any such Developments.

Executive agrees to keep and maintain adequate, current, accurate, and authentic written records of all Developments made by Executive (solely or jointly with others) during the term of employment with the Company. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company. The records are and will be available to and remain the sole property of the Company at all times.

At any time and from time to time, upon the request of the Company, the Executive will execute and deliver any and all instruments, documents and papers, give evidence and do any and all other acts which, in the opinion of counsel for the Company, are or may be necessary or desirable to document the said assignment and/or conveyance and as may be required to enable the Company to file and prosecute applications for and to acquire, to maintain and to enforce any and all patents, trademark registrations, or copyrights under U.S. or foreign law with respect to Developments or to obtain any extension, validation, re-issuance, continuance or renewal of any such patent, trademark or copyright. The Company shall be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and shall reimburse the Executive for all reasonable expenses incurred by him/her in compliance with the provisions of this paragraph. Executive further agrees that the obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of mental or physical incapacity or for any other reason to secure Executive’s signature with respect to any Developments including, without limitation, to apply for or to pursue any application for any U.S. or foreign patents or copyright registrations covering such Developments, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as agent and attorney in fact, to act for and in behalf of Executive to execute and file any papers, oaths and to do all other lawfully permitted acts with respect to such Developments with the same legal force and effect as if executed by Executive.

2. Confidential Information. During the term of employment with the Company, Executive will have access to and become acquainted with information of a confidential, proprietary or secret nature that is or may be either applicable, or related in any way, to the present or future business of the Company, the technology of the Company, the research and development or investigation of the Company, or the business of any customer of the Company (the “Confidential Information”). Confidential Information includes, but is not limited to, devices, inventions, designs, drawings, processes, and compilations of information, records, specifications, information concerning customers or vendors, information relating to the Company’s patents, technology, software, systems, formulas, processes, manufacturing procedures, manuals, confidential reports, customers, business opportunities and prospective business opportunities, costing and pricing procedures, marketing and business strategies, the equipment and methods used by the Company and the Company’s customers, and the amounts paid by such customers for the Company’s products, and finance and other business information; provided, however, Confidential Information does not include any of the foregoing items to the extent the same have become publicly known and made generally available through no wrongful act of Executive or of others.

Executive agrees to hold in the strictest confidence, and not to use or to disclose to any person, firm or corporation any Confidential Information, except as required in the course of employment with Employer. Moreover, following the Executive’s employment, Executive shall not use or disclose any such information unless and until it becomes generally available to the public through proper means not in violation of this Agreement. Executive agrees to abide fully with the Company’s policies and regulations, as established from time to time for the protection of its trade secret information. Executive understands that unauthorized use or disclosure of Confidential Information during Executive’s employment will lead to disciplinary action, up to and including immediate termination and legal action by the Company.

Executive recognizes that the Company may have received and in the future may receive from third parties associated with the Company, e.g., the Company’s customers, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”), their confidential or proprietary information (“Third Party Confidential Information”). Executive agrees at all times during Executive’s employment with the Company and thereafter, to hold in the strictest confidence, and not to use or to disclose to any person, firm or corporation any Third Party Confidential Information, except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such Associated Third Parties.

Executive agrees that during his/her employment with the Company, Executive will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or concurrent employer or other person or entity. Executive further agrees not to bring onto the premises of the Company or transfer onto the Company’s technology systems any unpublished document, proprietary information or trade secrets belonging to any such employer, person or entity, unless consented to in writing by both Company and such employer, person or entity.

Upon separation from employment with the Company or on demand by the Company during Executive’s employment, Executive will immediately deliver to the Company, and will not keep in Executive’s possession, recreate or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information, Third Party Confidential Information, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, photographs, charts, all documents and property, and reproductions of any of the aforementioned items that were developed by Executive pursuant to Executive’s employment with the Company, obtained by Executive in connection with Executive’s employment with the Company, or otherwise belonging to the Company, its successors or assigns.

In the event Executive leaves the employ of the Company, Executive hereby grants consent to notification by the Company to Executive’s new employer about obligations under this Agreement. The provisions of this Article shall survive termination or expiration of this Agreement.

3. Conflicting Employment. Executive agrees that during the term of employment with the Company, Executive will not engage in or undertake any other employment, occupation, consulting relationship or commitment that is directly related to the business in which the Company is now involved or becomes involved or has plans to become involved, nor will Executive engage in any other activities that conflict with Executive’s obligations to the Company.

Without limiting the foregoing, Executive represents that Executive has no other agreements, relationships or commitments to any other person or entity that conflict with obligations to the Company under this Agreement or Executive’s ability to become employed and perform the services for which Executive is hired by the Company. Executive further agrees that if Executive has signed a confidentiality agreement or similar type of agreement with any former employer or other entity, Executive will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law.

4. Non-Solicitation. Executive agrees that all customers of Employer that Executive services during Executive’s employment by Employer and all prospective customers from whom Executive has solicited business while in the employ of Employer shall be solely the customers of Employer. Executive agrees that Executive shall not, during the Executive’s employment with the Company and for a period of two (2) years immediately following the termination of employment with the Company, either directly or indirectly, solicit or accept business from or make sales contacts with, any customer of the Company with whom Executive had contact or whose identity Executive learned as a result of Executive’s employment with Company, for any products, systems or services that are the same as or functionally equivalent to any products, systems or services offered by the Company.

Executive agrees that the Company has invested substantial time and effort in assembling its present staff of personnel. Accordingly, Executive agrees that during Executive’s employment and for a period of two (2) years after termination of employment, Executive will not directly or indirectly induce or solicit any of the Company’s employees to leave their employment with the Company.

5. Non-Competition.

a. Upon Termination of Employment. During Executive’s employment and for a period of one (1) year after the termination of Executive’s employment with the Company, Executive covenants and agrees that, within the geographic area of the United States of America and in those foreign countries where the Company has conducted business activities within one (1) year prior to Executive’s termination:

(1) Executive shall not provide services or perform activities similar to those provided by Executive to the Company, to any person or entity that manufactures, sells, services or provides any product, system or service that is the same as or functionally equivalent to any product, system or service offered by the Company; and

(2) Executive acknowledges that after termination of employment, he/she will possess trade secrets and Confidential Information of the Company and customer contacts which he/she would inevitably use if he/she were to engage in conduct prohibited as set forth above and such use would be unfair, and extremely detrimental, to the Company, and in view of the benefits provided him/her in this Agreement, such conduct on his/her part would be inequitable. Executive further agrees that given the scope of his/her duties for the Company and the limited employment prohibitions that are herein set forth, the above restrictive covenants are in all respects reasonable with respect to Executive. Accordingly, Executive covenants for the benefits of the Company to keep each of the covenants described above throughout the specified one (1) year period above.

b. Specific Performance/Injunctive Relief. Executive agrees that it would be difficult to measure damages to the Company from any breach of the covenants contained in this paragraph, but that such breach would threaten the Company with irreparable harm. Accordingly, Executive agrees that the Company may have specific performance of the terms of this Agreement in any court having jurisdiction. Specific performance shall not be the exclusively remedy, and the Company may enforce any other remedy or remedies available to it either in law or in equity including but not limited to monetary damages, temporary, preliminary, and/or permanent injunctive relief and the Company shall further be entitled to a reasonable attorney’s fee expended in obtaining such relief.

6. Reformation. In the event that any provision or provisions of this Agreement should ever be adjudicated after litigation to exceed the time, geographic, or other limitations permitted by applicable law in any jurisdiction, then such provision or provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, or other limitations permitted by applicable law.

7. Severability. If any provision or provisions of this Agreement are adjudged to be void or unenforceable in whole or in part, such adjudication shall not affect the remainder of this Agreement. Each provision is separate and distinct from every other provision and constitutes a separate covenant, and, in such circumstances, the invalid provision is severable.

8. Titles. Titles are used only for the purpose of convenience in this Agreement and shall be ignored in any construction of it.

9. Modification. No alteration or modification of any of the provisions of this Agreement shall be valid unless made in writing and signed by both parties.

10. Employment at Will. Nothing in this Agreement is intended to create and should not be interpreted to create an employment contract for any specified length of time. Subject to the terms of any other written agreement between the parties, Executive’s employment with the Company is and remains terminable at will.

11. Governing Law. This Agreement shall be constructed in accordance with the laws of the Commonwealth of Virginia.

12. Attorney’s Fees. If Executive breaches this Agreement or acts or fails to act in any manner which causes the Company to seek judicial relief or a judicial remedy pursuant to this Agreement, the Company shall be entitled to payment of all costs, including reasonable attorney’s fees, from Executive.

13. Choice of Forum. The Company’s facility at which Executive works is based in Virginia, and the Executive understands and acknowledges the Company’s desire and need to defend any litigation against it in Virginia. Accordingly, the parties agree that any claim of any type brought by the Executive against the Company or any of its Executives or agents must be maintained only in a court sitting in Montgomery County, Virginia, or if a federal court, the Western District of Virginia, Roanoke Division.

The Executive further understands and acknowledges that in the event the Company initiates litigation against the Executive, the Company may need to prosecute such litigation in the Executive’s forum state, in the Commonwealth of Virginia, or in such other state where the Executive is subject to personal jurisdiction. Accordingly, the parties agree that the Company can pursue any claim against the Executive in any forum in which the Executive is subject to personal jurisdiction.

14. Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of its subsidiaries, successors, affiliated companies and their assigns and shall be binding upon the successors and assigns of the Company. This Agreement, being personal to Executive, cannot be assigned by Executive, but his/her personal representative shall be bound by all its terms and conditions.

15. Complete Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements addressing the terms, conditions, and issues contained herein. Nothing in this Agreement, however, affects any separate written agreement addressing other terms and conditions and issues if such separate agreements are executed on behalf of the Company by an authorized representative of the Company.

LUNA INNOVATIONS INCORPORATED

By:	/s/ Kent A. Murphy	Date: August 29, 2006
Name:	Kent A. Murphy
Title	: President and CEO

EXECUTIVE

By:	/s/ Dale E. Messick	Date: August 29, 2006
Name:	Dale E. Messick